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                                                                    EXHIBIT 99.1



CONTACT:
Media Relations                                           Investor Relations
Diana Cartwright                                          Jenifer Kirtland
Maxtor Corporation                                        Maxtor Corporation
408-894-5951                                              408-324-7056



                        MAXTOR CORPORATION EXITS NETWORK
                            ATTACHED STORAGE BUSINESS


MILPITAS, Calif., August 15, 2002 -- Maxtor Corporation (NYSE: MXO), a worldwide leader in hard disk drives, today announced it is discontinuing the manufacturing and sales of its MaxAttach(TM) branded network attached storage
(NAS) products. The company will work with current NAS customers for an orderly wind down of the business, and it will continue to support end-users with installed MaxAttach products under existing contracts.

"Since we entered the network attached storage business in the fall of 1999, the growth rate of this market has fallen far short of expectations," said Mike Cannon, president and CEO. "Over this same period, the NAS market has become rapidly commoditized by the entrance of a number of global OEMs with their own branded products. This has placed us in competition with some of our largest hard disk drive customers. Exiting the NAS business will allow us to focus on our core hard disk drive markets, further reduce expenses and accelerate Maxtor's return to profitability."

Maxtor will take a projected charge in the third quarter of between $75 and $85 million for costs associated with exiting the NAS business.

ABOUT MAXTOR

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, high-performance Intel-based servers and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality



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products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

This release contains forward-looking statements concerning our profitability and the accounting charges we expect to incur in connection with discontinuing the network attached storage business. These statements are based on current expectations and are subject to risks and uncertainties, including market demand for the company's products, the ability to execute future production ramps and product qualifications, actions of competitors, changes in product and customer mix, the overall pricing environment, and the company's execution of the discontinuation of the network attached storage business, as well as other risk factors contained in the company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and subsequently filed Quarterly Reports on Form 10-Q. Maxtor is under no obligation to and expressly disclaims any responsibility to update or alter its forward-looking statements whether as a result of new information future events or otherwise.